EAGLE GROWTH & INCOME FUND

SUPPLEMENT DATED APRIL 26, 2011
TO THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION ("SAI")
DATED MARCH 1, 2011

On March 25, 2011, the Board of Trustees of the Eagle Growth & Income Fund ("fund") approved the termination of the fund's subadvisory contract with Thornburg Investment Management, Inc. ("Thornburg"). Effective on or about June 1, 2011, Eagle Asset Management, Inc. ("Eagle"), the fund's investment adviser, will begin managing the fund pursuant to the existing advisory agreement between Eagle and the fund.

Eagle has agreed to assume all brokerage costs related to realigning the fund's portfolio in connection with this change in the portfolio management of the fund. In addition, as a result of the realignment of the fund's portfolio securities for the Eagle portfolio management team, Eagle estimates that the fund will distribute to shareholders in December 2011 a long-term capital gain of approximately $0.80 per share.

Effective on or about June 1, 2011, the fund's Prospectus and SAI also will be revised as follows:

(1)      All references to "Thornburg Investment Management, Inc.," "William V. Fries" and "Cliff Remily" are hereby deleted from the fund's prospectus and SAI.

(2)           The section entitled "Principal Investment Strategies" found in the summary section of the fund's Prospectus is hereby deleted and replaced with the following:

"Principal investment strategies During normal market conditions, the Growth & Income Fund seeks to achieve its objective by investing primarily in domestic equity securities (predominantly common stocks) that the portfolio managers believe are high-quality, financially strong companies that pay above-market dividends, have cash resources (i.e. free cash flow) and a history of raising dividends. The portfolio managers select companies based in part upon their belief that those companies have the following characteristics: (1) yield or dividend growth at or above the S&P 500 Index; (2) potential for growth; and (3) stock price below its estimated intrinsic value. The fund generally sells securities when their price appreciations reach or exceed sustainable levels, a company's fundamentals deteriorate, or a more attractive investment opportunity develops. Equity securities purchased by the fund typically include common stocks, convertible securities, preferred stocks, and real estate investment trusts. In addition, the fund generally invests in mid- and large-capitalization companies that are diversified across different industries and sectors.

The fund also may own a variety of other securities that, in the opinion of the fund's portfolio managers, offer prospects for meeting the fund's investment goals. These securities include corporate bonds and government securities, including securities issued by U.S. government-sponsored enterprises, which are not backed by the full faith and credit of the U.S. government and are not guaranteed or insured by the U.S. government. The fund may purchase debt securities of any maturity, including those rated below investment grade by Moody's Investors Service, Inc. or Standard & Poor's Ratings Services or, if unrated, deemed to be of comparable quality."

(3)           The section entitled "Principal risks" of the summary section of the fund's Prospectus is hereby amended to delete the risks entitled "Emerging markets risk" and "Foreign security risk." In addition, the words "and foreign securities" is deleted from "Market timing risk" and references to small-cap companies are deleted from "Small- and mid-cap company risk." "Emerging markets risk" and "Foreign security risk" are also removed as risks of the fund in the table on page 30 of the prospectus under "Additional Information About Risk Factors."

(4)          The sections entitled "Subadviser" and "Portfolio Managers" found in the summary section of the fund's Prospectus are hereby deleted and replaced with the following:

"Portfolio Managers Edmund Cowart, David Blount and John Pandtle are Co-Portfolio Managers of the fund and responsible for the day-to-day management of the fund. Messrs. Cowart, Blount and Pandtle have been responsible for the day-to-day management of the fund since June 2011."

(5) The sub-section "Growth & Income Fund" under "Additional Information Regarding Investment Strategies" of the fund's prospectus is replaced in its entirety with the following:

"Growth & Income Fund The fund's portfolio managers adhere to a relative value investment style, employing a "bottom-up" investment process that seeks to acquire promising companies with sound business fundamentals at a time when they believe intrinsic value is not fully recognized by the marketplace. A bottom-up method of analysis de-emphasizes the significance of economic and market cycles. The portfolio managers select companies based upon their belief that those companies have the following characteristics:

Income
●           Yield or dividend growth at or above the S&P 500 Index;
●           Demonstrated commitment to paying and increasing dividends.

Growth
●            Dominance in expanding industry;
●            Growth rate greater than inflation;
●           Dividend yield plus growth is more than 10 percent;
●            Demonstrated commitment to increasing dividends.
Stability
●           Free cash flow and shareholder-oriented management;
●           Stock price below estimated intrinsic value.
Sell Discipline
●           Price appreciation near or above sustainable level;
●            Deterioration of company fundamentals, indicative of dividend cut;
●            Occupation of too large a portion of total portfolio
●            Development of more attractive investment opportunity.

Equity securities typically include common stocks, and may include foreign stock (a portion of which may be invested in emerging markets), convertible securities, preferred stocks, and real estate investment trusts ("REITs"). The fund also may invest in corporate bonds and government securities, including securities issued by U.S. government-sponsored enterprises, which are not backed by the full faith and credit of the U.S. government and are not guaranteed or insured by the U.S. government. The securities in which the fund may invest may be rated below investment grade by Moody's Investors Service, Inc. or Standard & Poor's Ratings Services or, if unrated, deemed to be of comparable quality.

The fund may write covered call options (not to exceed 10% of its total assets) on common stocks in its portfolio or on common stocks into which securities held by it are convertible to earn additional income or buy call options to close out call options it has written. The fund may purchase debt securities of any maturity. The fund will sell securities when they no longer meet the portfolio managers' investment criteria."

(6)       The sub-section "Growth & Income Fund" under "Portfolio Managers" of the fund's prospectus is replaced in its entirety with the following:

“Growth & Income Fund — Edmund Cowart, David Blount and John Pandtle are Co-Portfolio Managers of the fund and responsible for the day-today management of the fund. They have each been managing the fund since June 2011. Mr. Cowart joined Eagle in 1993 and has been a Senior Vice President, Managing Director and portfolio manager at Eagle since 1999. Mr. Blount joined Eagle in 1993, was a Senior Research Analyst at Eagle from 1999 through 2008 and has been a Portfolio Manager at Eagle since 2008. Mr. Pandtle worked at Eagle from 1999 through 2002, was a Senior Vice President in the equity research department of Raymond James & Associates from 2002 through 2008 and has been a portfolio manager at Eagle since 2009.”

(7)      The following sub-section is added to the section entitled "Portfolio Managers – Eagle and EBIM" in the fund's SAI: “G. Edmund Cowart, David Blount and John Pandtle (Growth & Income)
Edmund Cowart, David Blount and John Pandtle are Co-Portfolio Managers of the fund and responsible for the day-today management of the fund. They have each been managing the fund since June 2011. Mr. Cowart joined Eagle in 1993 and has been a Senior Vice President, Managing Director and portfolio manager at Eagle since 1999. Mr. Blount joined Eagle in 1993, was a Senior Research Analyst at Eagle from 1999 through 2008 and has been a Portfolio Manager at Eagle since 2008. Mr. Pandtle worked at Eagle from 1999-2002, was a Senior Vice President in the equity research department of Raymond James & Associates from 2002 through 2008 and has been a portfolio manager at Eagle since 2009.

As of April 15, 2011, Messrs. Cowart, Blount and Pandtle are each responsible for the day-to-day management of the following other accounts:

	Number of Accounts	Total Assets
Registered investment companies	0	0
Other pooled investment vehicles	0	0
Other accounts	3,262	$1.064 billion

As of April 15, 2011, Messrs. Blount and Cowart each own between $10,001 and $50,000 and Mr. Pandtle owns between $0 and $10,000 of Growth & Income's shares.”

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INVESTORS SHOULD RETAIN THIS SUPPLEMENT WITH
THE PROSPECTUS AND SAI FOR FUTURE REFERENCE